Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 20, 2019

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Q2 Results

PHILADELPHIA, PA, August 20, 2019 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain, Urban Outfitters and Nuuly brands and the Food and Beverage division, today announced net income of $60 million and $93 million for the three and six months ended July 31, 2019, respectively. Earnings per diluted share were $0.61 and $0.91 for the three and six months ended July 31, 2019, respectively.

Total Company net sales for the three months ended July 31, 2019, decreased 3.0% over the same period last year to $962 million. Comparable Retail segment net sales decreased 3%, driven by negative retail store sales, partially offset by growth in the digital channel. By brand, comparable Retail segment net sales increased 6% at Free People and decreased 3% at the Anthropologie Group and 5% at Urban Outfitters. Wholesale segment net sales decreased 8%.

“I am pleased to report that customer reaction to our early fall apparel assortments have improved significantly from our second quarter results,” said Richard A. Hayne, Chief Executive Officer. “Third quarter-to-date Retail segment ‘comp’ sales are positive at all three brands,” finished Mr. Hayne.

Net sales by brand and segment for the three and six-month periods were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2019	2018	2019	2018
Net sales by brand
Anthropologie Group	$394,280	$401,275	$749,268	$748,360
Urban Outfitters	355,045	379,327	671,851	702,005
Free People	205,940	206,413	392,131	387,720
Food and Beverage	7,064	5,439	13,492	10,057
Total Company	$962,329	$992,454	$1,826,742	$1,848,142

Net sales by segment
Retail Segment	$878,693	$902,027	$1,661,256	$1,677,591
Wholesale Segment	83,636	90,427	165,486	170,551
Total Company	$962,329	$992,454	$1,826,742	$1,848,142

For the three and six months ended July 31, 2019, the gross profit rate decreased by 304 basis points and 242 basis points versus the prior year’s comparable periods, respectively. The decrease in gross profit rate for both periods was driven by higher markdowns, deleverage in delivery and logistics expenses and store occupancy deleverage. The higher markdowns were largely driven by underperforming women’s apparel at the Anthropologie and Urban Outfitters brands. The deleverage in delivery and logistics expenses is primarily due to the increase in penetration of the digital channel. The deleverage in store occupancy was due to negative store and Retail segment comparable net sales.

As of July 31, 2019, total inventory increased by $64.4 million, or 17.2%, on a year-over-year basis. Comparable Retail segment inventory increased 5% at cost. The remainder of the increase was primarily related to an increase in inventory in transit.

Selling, general and administrative expenses decreased by $1.2 million, or 0.5%, during the three months ended July 31, 2019, compared to the prior year’s comparable period. Selling, general and administrative expenses increased by $1.1 million, or 0.2%, during the six months ended July 31, 2019, compared to the prior year’s comparable period. As a percentage of net sales, selling, general and administrative expenses deleveraged by 62 basis points and 36 basis points during the three and six months ended July 31, 2019, when compared to the prior year’s comparable periods, respectively. The deleverage in both periods was primarily driven by increased marketing expenses to support our digital sales growth as well as the launch of our new monthly women’s apparel subscription rental service, Nuuly.

The Company’s effective tax rate for the three months ended July 31, 2019, was 26.0% compared to 21.7% in the prior year period. The Company’s effective tax rate for the six months ended July 31, 2019, was 25.2% compared to 22.3% in the prior year period. The increase in the effective tax rate for the three and six month periods was primarily due to the ratio of foreign taxable profits to global taxable profits and the prior year favorable impact of equity activity.

Net income for the three and six months ended July 31, 2019, was $60 million and $93 million, respectively, and earnings per diluted share was $0.61 and $0.91, respectively.

On February 1, 2019, the Company adopted an accounting standards update that amended the previous accounting standards for lease accounting. The adoption resulted in the recognition of approximately $1.3 billion of lease liabilities and corresponding right-of-use assets of approximately $1.1 billion, with the offsetting balance representing a reduction in the previously recognized deferred rent balance. The adoption did not result in a material impact on the Company’s Condensed Consolidated Statements of Income.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. During the six months ended July 31, 2019, the Company repurchased and subsequently retired 8.1 million common shares for approximately $217 million under this program. During the year ended January 31, 2019, the Company repurchased and subsequently retired 3.5 million common shares for approximately $121 million under this program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. As of July 31, 2019, 26.3 million common shares were remaining under the programs.

During the six months ended July 31, 2019, the Company opened a total of seven new retail locations including: three Anthropologie Group stores, three Free People stores and one Urban Outfitters store; and closed five retail locations including: two Anthropologie Group stores, one Free People store and two Food and Beverage restaurants. During the six months ended July 31, 2019, one Anthropologie Group franchisee-owned store was opened.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 246 Urban Outfitters stores in the United States, Canada and Europe and websites; 228 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 137 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Food and Beverage restaurants, 4 Urban Outfitters franchisee-owned stores, 1 Anthropologie Group franchisee-owned store and 1 Free People franchisee-owned store, as of July 31, 2019. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,200 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss second quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/2bvghd8c

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's referendum to withdraw membership from the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions, and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2019	2018	2019	2018

Net sales	$962,329	$992,454	$1,826,742	$1,848,142
Cost of sales	646,454	636,610	1,241,811	1,211,638
Gross profit	315,875	355,844	584,931	636,504
Selling, general and administrative expenses	237,814	238,992	466,850	465,756
Income from operations	78,061	116,852	118,081	170,748
Other income, net	3,498	1,746	6,178	1,826
Income before income taxes	81,559	118,598	124,259	172,574
Income tax expense	21,239	25,789	31,354	38,505
Net income	$60,320	$92,809	$92,905	$134,069

Net income per common share:
Basic	$0.61	$0.85	$0.91	$1.23
Diluted	$0.61	$0.84	$0.91	$1.22

Weighted-average common shares outstanding:
Basic	99,095,562	108,831,399	101,722,244	108,663,990
Diluted	99,602,465	110,433,840	102,427,040	110,091,586

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	67.2%	64.1%	68.0%	65.6%
Gross profit	32.8%	35.9%	32.0%	34.4%
Selling, general and administrative expenses	24.7%	24.1%	25.5%	25.2%
Income from operations	8.1%	11.8%	6.5%	9.2%
Other income, net	0.4%	0.1%	0.3%	0.1%
Income before income taxes	8.5%	11.9%	6.8%	9.3%
Income tax expense	2.2%	2.5%	1.7%	2.0%
Net income	6.3%	9.4%	5.1%	7.3%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	July 31,	January 31,	July 31,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$162,018	$358,260	$405,727
Marketable securities	171,398	279,232	198,166
Accounts receivable, net of allowance for doubtful accounts of $939, $1,499 and $1,613, respectively	95,131	80,461	90,646
Inventory	440,087	370,507	375,657
Prepaid expenses and other current assets	131,763	114,296	131,572
Total current assets	1,000,397	1,202,756	1,201,768

Property and equipment, net	867,434	796,029	807,084
Operating lease right-of-use assets	1,085,543	—	—
Marketable securities	78,857	57,292	45,514
Deferred income taxes and other assets	105,814	104,438	104,169
Total Assets	$3,138,045	$2,160,515	$2,158,535

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$181,955	$144,414	$149,947
Current portion of operating lease liabilities	209,072	—	—
Accrued expenses, accrued compensation and other current liabilities	235,106	242,230	279,991
Total current liabilities	626,133	386,644	429,938
Non-current portion of operating lease liabilities	1,090,623	—	—
Deferred rent and other liabilities	59,885	284,773	284,925
Total Liabilities	1,776,641	671,417	714,863

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 97,965,012, 105,642,283 and 108,951,308 issued and outstanding, respectively	10	11	11
Additional paid-in-capital	—	—	18,770
Retained earnings	1,398,681	1,516,190	1,451,492
Accumulated other comprehensive loss	(37,287)	(27,103)	(26,601)
Total Shareholders’ Equity	1,361,404	1,489,098	1,443,672
Total Liabilities and Shareholders’ Equity	$3,138,045	$2,160,515	$2,158,535